Franklin Credit Management Corporation S-8
Exhibit 5.1

October 16, 2012

Franklin Credit Management Corporation
101 Hudson Street
Jersey City, New Jersey 07302

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Chief Legal Officer of Franklin Credit Management Corporation, a Delaware corporation (the “Registrant”), and have acted as counsel to the Registrant in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 1,500,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Franklin Credit Management Corporation 2012 Stock Incentive Plan (the “Plan”).

In connection with the adoption of the Registration Statement by the Registrant, I have reviewed copies of the Registration Statement, the Plan, the Sixth Amended and Restated Certificate of Incorporation of the Registrant, the By-Laws of the Registrant, as amended, and such other documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby.

As to various questions of fact material to this opinion, I have also examined and relied upon representations, statements, or certificates of public officials and officers and representatives of the Registrant. I have not independently verified the facts so relied on.

In rendering the opinion set forth below, I have assessed the genuineness of all signatures, the legal capacity of natural persons, and the authenticity of all documents submitted to me as originals.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, I am of the opinion that the Shares covered by the Registration Statement have been duly authorized and, when issued in accordance with the terms and conditions of the Plan and any agreements entered pursuant thereto, will be validly issued, fully paid and non-assessable.

I express no opinion with respect to the laws of any jurisdiction other than the Delaware General Corporation Law. The opinion expressed herein is based upon the laws in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should any such law be changed by legislative action, judicial decision or otherwise.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving the foregoing consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kevin Gildea
Kevin Gildea
Chief Legal Officer